205 Chubb Avenue - Lyndhurst, NJ 07071
             201-842-0078 - Fax 201-842-0660 - www.harveyonline.com
  Retailers and custom installers of the world's finest audio and video systems


For Immediate Release
February 7, 2005

                        HARVEY ELECTRONICS, INC. REPORTS

           SALES RESULTS FOR THE FIRST QUARTER ENDED JANUARY 29, 2005

 COMPANY EXPECTS IMPROVED GROSS PROFIT MARGIN AND PROJECTS PROFITABILITY
                        FROM OPERATIONS IN FIRST QUARTER

Lyndhurst, NJ - On February 7, 2005, Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced sales results for the first quarter of fiscal 2005, ended January 29, 2005

Net sales for the first quarter ended January 29, 2005 approximated $12.1 million, or a 2.5% decrease from the same quarter last year. Comparable store sales for the first quarter of fiscal 2005 decreased approximately 2.6% from the same period last year.

Mr. Franklin Karp, Chief Executive Officer and President of Harvey Electronics stated, "Our comparable store sales decreased by 2.6% for the first quarter of fiscal 2005, as compared to our earlier reported estimates of a decrease of between 3 and 3 1/2%. We are not satisfied with these sales results. However, our estimated gross profit margin for the first quarter is expected to remain very strong and is projected to increase by approximately 5%."

"November and December sales results were essentially flat with the prior year. The decrease in the first quarter sales resulted from slower January sales. Traffic in our stores declined in January despite our clearance event. Additionally, extreme winter weather conditions in New York, in the last two weeks of the month negatively affected sales."

"Our gross profit margin is expected to improve as our higher margin custom installation business, our overall audio business and our labor income has increased from the same period last year. This trend has offset a decline in our video business. Audio sales were positively impacted by additional cable sales, headphones, furniture, radio and portables and other accessories. Our video business was negatively affected by continuing unit price compression resulting from increased competition and particularly from a decrease in unit sales on smaller LCD flat panel televisions. Despite this, our video gross profit margin actually improved, bolstered by strong extended warranty contract sales."


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Press Release
Page 2
February 7, 2005


Mr. Karp continued, "I am also happy to report that our profitable custom installation business, including equipment sales and labor income has again improved, increasing by approximately 3% for the first quarter of fiscal 2005, as compared to the same quarter last year. These higher-margin sales represented approximately 59% of the Company's overall net sales for the first quarter, as compared to 56% of net sales for the same period last year."

Mr. Karp concluded, "I am also pleased to announce that Harvey's operations will be profitable for the first quarter of fiscal 2005. Profitability for the first quarter and the year will be affected by the increased costs of compliance with provisions of the Sarbanes Oxley legislation. This is the first year that many requirements of the legislation apply to Harvey."

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; seven Harvey showrooms and two Bang & Olufsen showrooms. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and our newest Harvey store opened in Eatontown, New Jersey. The Bang & Olufsen branded stores are located in Union Square on 927 Broadway at 21st Street, in Manhattan and in Greenwich, Connecticut at 86 Greenwich Avenue.

The Company's next Harvey showroom is under construction and is expected to open in the spring of 2005 in Bridgewater, New Jersey. Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top Ten Retailer of the Year", six years in a row.

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a high-definition plasma flat screen, LCD or DLP television, DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend", "anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and


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Press Release
Page 3
February 7, 2005


uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

For more information and showroom locations, visit our website at www.harveyonline.com.

CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, CEO/President,
         E-mail: fkarp@harveyonline.com or
                 ----------------------
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660